Exhibit 4.5


                          AMENDMENT TO RIGHTS AGREEMENT

     This Amendment (this "Amendment") dated as of August 6, 2001 is entered into between Artisoft, Inc., a Delaware corporation (the "Company"), and ComputerShare Investor Services (formerly known as Harris Trust and Savings
Bank) (the "Rights Agent").

     The Company and BankOne Arizona, NA (the "Original Rights Agent") entered into that certain Rights Agreement dated as of December 23, 1994 (as amended to date, the "Rights Agreement").

     The Original Rights Agent resigned as rights agent under the Rights Agreement, the Company appointed the Rights Agent as successor rights agent under the Rights Agreement, and the Rights Agent accepted such appointment, all effective as of July 1, 1998.

     The Company now desires to modify certain terms of the Rights Agreement, as provided in this Amendment, and the Rights Agent is willing to agree to such modifications.

     Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to them in the Rights Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. AMENDMENT. Section 1(a) of the Rights Agreement is hereby amended by deleting such Section 1(a) in its entirety and inserting the following new
Section 1(a) in lieu thereof:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 25% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or
     (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 25% of the outstanding Common Shares, or (iii) as a result of becoming the Beneficial Owner of securities issued or issuable pursuant to the terms and provisions of the Purchase Agreement dated August 8, 2001 between the Company and the Investors set forth on the signature pages thereto or issued or issuable upon conversion or exercise of any such securities (collectively "Purchase Agreement Securities"), unless, in addition to such Purchase Agreement Securities, such Person becomes the Beneficial Owner of other outstanding Common Shares of the Company.

     2. Section 1(k) of the Rights  Agreement is hereby amended by deleting such
Section 1(k) in its entirety and inserting the following new Section 1(k) in lieu thereof:

          (k) "Final Expiration Date" shall mean December 31, 2001.

     3. Exhibit B to the Rights Agreement, the Form of Rights Certificate, is hereby amended by changing the date "December 26, 2004" to "December 31, 2001" each time it appears in such Exhibit.

     4. Exhibit C to the Rights Agreement, the Stockholder Rights Plan Summary of Rights, is hereby amended by changing the date "December 26, 2004" to "December 31, 2001" each time it appears in such Exhibit.

     5. EFFECT ON RIGHTS. Each Right heretofore or hereafter issued under the Rights Agreement (as amended and in effect from time to time) shall be deemed to be amended in accordance with this Amendment.

     6. CONTINUING EFFECT. Except as modified by this Amendment, the Rights Agreement and all Rights heretofore or hereafter issued shall continue and remain in full force and effect.

     7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     8. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                    * * * * *
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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed as of the day and year first above written.


                                      ARTISOFT, INC.


                                      By: /s/ Michael J. O'Donnell
                                          -------------------------------
                                          Name:  Michael J. O'Donnell
                                          Title: Chief Financial Officer


                                      COMPUTERSHARE INVESTOR SERVICES,
                                      as Rights Agent


                                      By: /s/ Kenneth J. Vlk
                                          -------------------------------
                                          Name:  Kenneth J. Vlk
                                          Title: Relationship Manager